EXHIBIT 34.2

Deloitte & Touche LLP 555 Mission Street Suite 1400 San Francisco, CA 94105 USA Tel +1 415 783 4000 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit & Finance Committee of MUFG Americas Holdings Corporation
MUFG Americas Holdings Corporation
San Francisco, California

We have examined management of MUFG Union Bank, N.A.’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that MUFG Union Bank, N.A. (the “Bank”), a wholly owned subsidiary of MUFG Americas Holdings Corporation, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly issued asset-backed transactions, the securities of which were issued on or after January 1, 2006 and backed by automobile loan and/or lease assets for which, in connection with the transaction agreements, the Bank provided (a) trustee and paying agent services during the Principal Period (as defined below) and (b) sub-trustee and sub-paying agent services as delegate of U.S. Bank National Association (the successor trustee and the successor paying agent) during the Delegation Period (as defined below) (the “Platform”), excluding criteria 1122(d) 1(i), 1(ii), 1(iii),1(iv), 1(v), 2(i), 2(iii), 2(vi), 2(vii), 3(i), 3(ii) (allocation of amounts due to investors), 4(i), 4(ii), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii), 4(ix), 4(x), 4(xi), 4(xii), 4(xiii), 4(xiv) and 4(xv) (the “servicing criteria”), as of and for the period from January 1, 2021 through March 14, 2021 (the “Principal Period”) and for the period from March 15, 2021 (the effective date of the sale, as it relates to the Platform, of MUFG Union Bank, N.A.’s Corporate Trust Debt Servicing division to U.S. Bank National Association) to August 02, 2021 (the “Delegation Period” and, collectively with the Principal Period, the “Period”), which management has determined are not applicable to the activities performed by the Bank with respect to the Platform. Management's Report identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Bank performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Bank during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Bank complied with the aforementioned servicing criteria as of and for the period ended August 02, 2021 for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

San Francisco, California

February 9, 2022